EXHIBIT 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, NY 10591 914-789-2800 www.progenics.com

SENIOR MANAGEMENT OF PROGENICS PHARMACEUTICALS TO WEBCAST
DISCUSSION OF PHASE 2 DATA FROM TWO TRIALS IN PROSTATE CANCER

Webcast Will Take Place Following Poster Presentations at the Annual American Society of
Clinical Oncology Genitourinary Meeting in San Francisco, CA on January 30th
7PM PST/10PM EST

TARRYTOWN, N.Y., Jan. 28, 2014 - Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX), an oncology company focused on the development of innovative approaches to targeting and treating prostate cancer, will webcast a discussion of phase 2 data from two of its PSMA targeting late stage prostate cancer compounds. The discussion will cover 1404, its prostate cancer imaging agent, and PSMA ADC, its antibody drug conjugate therapeutic agent. Speakers will include Mark R. Baker, CEO, Hagop Youssoufian, M.D., Executive Vice President, Research and Development and Robert J. Israel, M.D., Executive Vice President, Medical Affairs.
The live webcast will be available in the Events section of the Progenics website, www.progenics.com/events.com. To ensure a timely connection, users should register at least 15 minutes prior to the scheduled start. An archive of the event will be available for 90 days.
About Progenics
Progenics Pharmaceuticals, Inc. is developing innovative medicines for oncology, with a pipeline that includes several product candidates in late-stage clinical development. Progenics' first-in-class PSMA targeted technology platform includes an antibody drug conjugate therapeutic and a small molecule targeted imaging agent, both completing phase 2 clinical trials. Among other assets in its pipeline of targeted radiotherapy and molecular imaging compounds is Azedra™, an ultra-orphan radiotherapy candidate in a registrational phase 2 study under an SPA with the FDA. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is partnered with and marketed by Salix Pharmaceuticals, Inc. Ono Pharmaceutical Co. has licensed subcutaneous Relistor in Japan. For additional information, please visit www.progenics.com.

This release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.
Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-C)

Editors Note:

For more information, please visit www.progenics.com.

Contact: Progenics Pharmaceuticals:
Kathleen Fredriksen Director, Corporate Development (914) 789-2871 kfredriksen@progenics.com